Exhibit 10.27

August 20, 2026

Shiva Fritsch

[***]

Dear Shiva,

On behalf of Serapha Bio, Inc. (the “Company”) we are pleased to offer you (“you” or the “Executive”) employment with the Company based on the general terms that are outlined in this letter.

Position:	Chief Corporate Affairs Officer

Reporting to:	Chief Executive Officer of the Company

Employment Start Date:	September 14, 2026

Location:	Remote

Annual Base Salary:	$500,000, payable in semi-monthly installments and otherwise in accordance with the Company’s payroll methods and procedures, subject to all applicable taxes and withholding.

Target Bonus:	40% of Base Salary

Sign-On Bonus:	$70,000 by January 15, 2027, and $70,000 by March 1, 2027, subject to terms on the following pages.

Equity:

You will be granted equity in the Company (the “Equity Grant”) representing approximately 0.9% of the fully diluted capitalization of the Company (reflecting all outstanding convertible preferred stock, warrants, options and other equity interests that are convertible into or exercisable for common stock on an as-converted and as-exercised basis) as of the Company’s initial financing following the date hereof, consisting of (i) stock options representing approximately 2/3 of the Equity Grant and (ii) restricted stock units (“RSUs”) representing approximately 1/3 of the Equity Grant. The Equity Grant is subject to a 4-year vesting period (with 25% of the shares vesting on the first anniversary of your Employment Start Date and monthly thereafter) and the terms of the equity agreements and the Company’s equity plan.

Serapha Bio, Inc.	40 10th Avenue, 7th Floor	New York, NY 10014

The following pages have more details on your offer and should be read in conjunction with the details above. If you have any questions about this information, please contact Shalini Sinha ([***]). Otherwise, please confirm your acceptance of this offer of employment with Serapha Bio, Inc. by signing below and returning a copy by August 21, 2026. We look forward to having you join the team.

More terms on your offer:

Our offer to you is contingent on:

•	Execution of a Proprietary Information, Inventions and Non-Solicitation/Non-Competition Agreement (attached below) by you.

•	Satisfactory completion of your background check, satisfactory reference checks, and submission of valid proof of your identity and your legal authorization to work in the United States.

•

Your representing and warranting that you are free to enter into and perform each of the terms and conditions of this Agreement; and that your execution and/or performance of all your obligations under this Agreement does not and will not violate or breach any other agreement (including, without limitation any non-competition agreement) between you and any other person or entity.

This Agreement contains the entire understanding between you and the Company regarding your employment with the Company and supersedes all prior understandings and agreements between you and the Company regarding your employment by the Company. This Agreement shall be construed in accordance with the laws of the State of New York without giving effect to conflict-of-laws provisions.

During your employment, you agree to remain in compliance with applicable Company policies as in effect from time to time; provided that any such policies are provided to you in writing and consistent with this Agreement and your position as Chief Corporate Affairs Officer.

Your employment is classified as exempt from overtime and is on an at-will basis, subject to the terms of this letter. You or the Company may terminate your employment for any reason or no reason at any time.

Your Position: You will serve as the Chief Corporate Affairs Officer of the Company, reporting to the Chief Executive Officer of the Company. The Company currently anticipates that you will begin full-time employee status on or around your Start Date. Upon the Start Date, you will become eligible for the employee benefits customarily provided by the Company to senior executives and set forth herein.

Compensation: All compensation components are subject to annual review, provided that your Annual Base Salary shall not be reduced nor shall your Target Bonus percentage, except in each case as mutually approved by you and the Board of Directors of the Company (the “Board”).

Serapha Bio, Inc.	40 10th Avenue, 7th Floor	New York, NY 10014

Target Bonus: The Target Bonus is a percentage of your Annual Base Salary. The bonus will be payable based on the achievement of objectives set by the Board after consultation with you, and the Board’s assessment of your performance relative to such objectives agreed upon and general business conditions. Your bonus is payable within ninety (90) days from the end of the fiscal year (December 31st). Except as set forth below, you must be employed by the Company at the time the bonus is paid to be eligible to receive the bonus.

Sign-On Bonus: The sign-on bonus will be paid in two (2) equal installments, each less applicable withholdings. The first installment will be payable on or before January 15, 2027, and the second installment will be payable on or before March 1, 2027, in each case provided you remain continuously employed with the Company through the applicable payment date. In the event that you do not begin employment with the Company for any reason after receiving any installment of your sign-on bonus, or your employment with the Company ends prior to the first-year anniversary of receiving each installment, either for cause or voluntarily, you will be required to repay 100% of the sign-on bonus amount after taxes to the Company. Where applicable, this will be deducted from your final paycheck, and the remaining amount will be required to be repaid within thirty (30) days of your termination date.

Benefits: You will be eligible to participate in the Company’s employee benefit plans, subject to the eligibility requirements and other terms and conditions of those plans. These benefits include medical, dental, vision, life and disability insurance, and a 401(k) program with company match. Paid time off, including vacation, sick leave, and holidays, will be provided in accordance with the policies and practices of the Company. Notwithstanding the foregoing, for a period of up to twelve (12) months following your Employment Start Date, the Company shall reimburse you for the cost of maintaining coverage under your current healthcare plan (or provide a comparable COBRA-related reimbursement or offset arrangements) subject to applicable law and Company policy. The parties will work together in good faith to implement this arrangement in a tax-efficient and administratively practical manner following review of current plan details.

Severance: In the event that your employment with the Company is (i) involuntarily terminated without Cause (as defined below) or (ii) terminated by you for Good Reason (as defined below), in each case prior to three (3) months before a Change in Control (as defined below) or after twelve (12) months following a Change in Control, you shall be entitled to:

(a)

A severance amount equal to twelve (12) months of your Annual Base Salary at the time of your termination of employment, payable in a lump sum within sixty (60) days following your termination of employment;

(b)

payment for, or reimbursement of, a monthly amount equal to the employer portion of the premiums under your applicable healthcare plans for you and your covered dependents, if any, during the twelve (12) months following your termination of employment;

(c)	a pro rata portion of your Target Bonus for the year in which such termination occurs, payable within sixty (60) days following your termination of employment.

Serapha Bio, Inc.	40 10th Avenue, 7th Floor	New York, NY 10014

In the event that your employment with the Company is (i) involuntarily terminated without Cause or (ii) terminated by you for Good Reason, in each case, within the three (3) months before or twelve (12) months following a Change in Control, you shall be entitled to:

(a)	A severance amount equal to twelve (12) months of your Annual Base Salary, payable in a lump sum within sixty (60) days following your termination of employment;

(b)

payment for, or reimbursement of, a monthly amount equal to the employer portion of the premiums under your applicable healthcare plans for you and your covered dependents, if any, during the twelve (12) months following your termination of employment;

(c)	a pro rata portion of your Target Bonus for the year in which such termination occurs, payable within sixty (60) days following your termination of employment; and

(d)

all then-vested equity awards, plus an additional one hundred percent (100%) of your then-unvested equity awards (including stock options, RSUs and any other equity-based awards) which immediately vest and, if applicable, become exercisable as of the date of such termination and remain exercisable through the date that is twelve (12) months following your termination of employment, but no later than the expiration of the award.

“Cause” shall mean the occurrence of any of the following: (a) your gross negligence or willful misconduct in connection with the performance of your duties that is materially detrimental to the Company, detailed in a written notice thereof, and, if such action is curable, your failure to cure such action within thirty (30) days after receiving such notice; (b) your conviction or entry of a plea of nolo contendere for dishonesty, fraud or embezzlement, or any felony or crime of moral turpitude; (c) your material violation of any material provision of any agreement(s) between you and the Company or any written Company policies including, without limitation, agreements relating to non-solicitation, non-disclosure and/or assignment of inventions or policies related to ethics or workplace conduct and, if such violation is curable, your failure to cure such breach within 30 days after receiving such notice; or (d) the insolvency or dissolution of the Company.

“Good Reason” shall mean the occurrence of any one or more of the following events without your consent: (a) a material, adverse change in title or material reduction in authority, reporting relationship, or duties (including assignment of duties materially inconsistent with your position other than any temporary assignment made in good faith due to exigent business circumstances, and including if you are required to report to any person other than the Chief Executive Officer of the Company); (b) a required relocation of your principal worksites by more than fifty (50) miles that materially increases your commute; (c) a material reduction in your Annual Base Salary or Target Bonus, except for across-the-board salary reductions of no more than 10% similarly affecting all or substantially all senior management employees of the Company; or (d) material breach by the Company of any of its obligations under any agreement between the Company and you or applicable to you, including the Company’s failure to grant the equity described in this Agreement; provided that none of the foregoing shall constitute Good Reason unless you provide written objection within thirty (30) days of the event and the Company fails to cure the issue within thirty (30) days of such notice.

Serapha Bio, Inc.	40 10th Avenue, 7th Floor	New York, NY 10014

A “Change in Control” shall occur if: (a) an individual or entity that is not an affiliate of the Company acquires 50% or more of the ownership interest in the Company representing a majority of the Company’s outstanding voting power immediately following such acquisition;

(b) there is a merger, acquisition or similar transaction involving the Company that results in the voting securities of the Company outstanding immediately prior thereto ceasing to represent at least 50% of the combined voting power of the surviving entity immediately following such merger, acquisition or similar transaction; or (c) there is a sale of all or substantially all of the Company’s assets; provided that the following events shall not constitute a “Change in Control”:

(i) a transaction (other than a sale of all or substantially all of the Company’s assets) in which the holders of the voting securities of the Company immediately prior to the merger or consolidation hold, directly or indirectly, a majority of the voting securities in the successor corporation or its parent immediately after the merger or consolidation; (ii) a sale, lease, exchange or other transaction in one transaction or a series of related transactions of all or substantially all of the Company’s assets to an affiliate of the Company; (iii) an initial public offering of any of the Company’s securities or any other transaction or series of related transactions principally for bona fide equity financing purposes; (iv) a reincorporation of the Company solely to change its jurisdiction; or (v) a transaction undertaken for the primary purpose of creating a holding company that will be owned in substantially the same proportion by the persons who held the Company’s securities immediately before such transaction. For the avoidance of doubt, the consummation of a merger that results in the Company first becoming publicly traded shall in no event be considered a Change in Control for purposes hereof.

Section 409A:

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service within the meaning of Section 409A, the Company determines that Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of Executive’s separation from service would be considered “non-qualified deferred compensation” otherwise subject to the 20% additional tax imposed pursuant to Section 409A(a) as a result of the application of Section 409A(a)(2)(B)(i) and does not qualify for any exemption, exclusion or deferral exception otherwise available under Section 409A, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after Executive’s separation from service, or (B) Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to Executive in a lump sum (without interest) and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the

Serapha Bio, Inc.	40 10th Avenue, 7th Floor	New York, NY 10014

taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A, and to the extent that such payment or benefit is payable upon Executive’s termination of employment, then such payments or benefits shall be payable only upon Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(Remainder of page intentionally left blank.)

Serapha Bio, Inc.	40 10th Avenue, 7th Floor	New York, NY 10014

Sincerely,

/s/ Kenneth Mills
Kenneth Mills
President and Chief Executive Officer Serapha Bio, Inc.

I accept the terms of employment as stated above.

/s/ Shiva Fritsch	Dated: August 22, 2026
Shiva Fritsch

Serapha Bio, Inc.	40 10th Avenue, 7th Floor	New York, NY 10014

PROPRIETARY INFORMATION, INVENTIONS AND NON-SOLICITATION/NON-COMPETITION AGREEMENT

In consideration of my employment or continued employment by Serapha Bio, Inc., a Delaware corporation (“Serapha Bio”) and its subsidiaries (collectively, the “Company”), and the compensation now and hereafter paid to me, I, Shiva Fritsch, hereby enter into this Proprietary Information, Inventions, Non-Solicitation and Non-Competition Agreement (the “Agreement”) as of August 7, 2026 and agree as follows:

1. NONDISCLOSURE.

1.1 Recognition of Company’s Rights; Nondisclosure. I understand and acknowledge that my employment by the Company creates a relationship of confidence and trust with respect to the Proprietary Information (defined below) and that the Company has a protectable interest therein. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any Proprietary Information (as defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at the Company and/or incorporates any Proprietary Information. I hereby assign and agree to assign to Serapha Bio any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of Serapha Bio and its assigns. I will take all reasonable precautions to prevent the inadvertent or accidental disclosure of Proprietary Information.

1.2 Proprietary Information. The term “Proprietary Information” means any and all confidential and/or proprietary knowledge, data or information of the Company, whether having existed, now existing, or to be developed during my employment. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all Proprietary Rights therein (hereinafter collectively referred to as “Inventions”); (b) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting Company business, suppliers and supplier information, and purchasing; (c) information regarding customers and potential customers of the Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by the Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of the Company and other non-public information relating to customers and potential customers; (d) information regarding any of the Company’s business partners and their services, including names; representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by the Company, and other non-public information relating to business partners; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information which a competitor of the Company could use to the competitive disadvantage of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry through no breach of this agreement or other act or omission by me, and I am free to discuss the terms and conditions of my employment with others to the extent permitted by law.

Serapha Bio, Inc.	40 10th Avenue, 7th Floor	New York, NY 10014

1.3 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties their confidential and/or proprietary knowledge, data, or information (“Third Party Information”). During my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4 Term of Nondisclosure Restrictions. I understand that Proprietary Information and Third Party Information is never to be used or disclosed by me, as provided in this Section 1. If, however, a court decides that this Section 1 or any of its provisions is unenforceable for lack of reasonable temporal limitation and the Agreement or its restriction(s) cannot otherwise be enforced, I agree and the Company agrees that the two (2)-year period after the date my employment with the Company ends shall be the temporal limitation relevant to the contested restriction, provided, however, that this sentence shall not apply to trade secrets protected without temporal limitation under applicable law.

1.5 No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

2. ASSIGNMENT OF INVENTIONS.

2.1 Proprietary Rights. The term “Proprietary Rights” means all trade secrets, patents, copyrights, trademarks, mask works and other intellectual property rights throughout the world.

2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company that I consider to be my property or the property of third parties, and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit A for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, fully-paid, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, make derivative works of, publicly perform, use, sell, import, and exercise any and all present and future rights in such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

Serapha Bio, Inc.	40 10th Avenue, 7th Floor	New York, NY 10014

2.3 Assignment of Inventions. Subject to Subsections 2.4 and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Serapha Bio all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registerable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4 Unassigned or Nonassignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any Invention that I developed entirely on my own time without using the Company’s equipment, supplies, facilities, trade secrets, or Proprietary Information, except for those Inventions that either (i) relate to the Company’s actual or anticipated business, research or development, or (ii) result from or are connected with work performed by me for the Company.

2.5 Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment with the Company.

2.6 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

Serapha Bio, Inc.	40 10th Avenue, 7th Floor	New York, NY 10014

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4. DUTY OF LOYALTY DURING EMPLOYMENT. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, directly or indirectly engage in any employment or business activity which is directly or indirectly competitive with, or would otherwise conflict with, my employment by the Company; provided, however, that this restriction does not prevent me from (a) serving on the board of directors (or equivalent governing body or authority in the case of a non-corporate entity) of any religious, educational or community organization that is not adverse to the Company’s interests; (b) engaging in bona fide charitable activities and community affairs that are not adverse to the Company’s interests; or (c) managing my personal investments and affairs; provided, however, that in each case, and in the aggregate, such activities do not conflict or interfere with the performance of my duties hereunder or conflict with the other terms of this Agreement.

5. NO SOLICITATION OF EMPLOYEES, CONSULTANTS, CONTRACTORS, CUSTOMERS OR POTENTIAL CUSTOMERS. I agree that during the period of my employment with the Company and for the one (1)-year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by the Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of the Company:

5.1 solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any employee of the Company to terminate his or her relationship with the Company.

5.2 hire, employ, or engage in business with or attempt to hire, employ, or engage in business with any person employed by the Company or who has left the employment of the Company within the preceding one (1) year or discuss any potential employment or business association with such person, even if I did not initiate the discussion or seek out the contact; or

5.3 solicit, induce or attempt to induce any Customer or Potential Customer (as defined below), or any consultant or independent contractor with whom I had direct or indirect contact or whose identity I learned as a result of my employment with the Company, to terminate, diminish, or materially alter in a manner harmful to the Company its relationship with the Company.

The parties agree that, for purposes of this Agreement, a “Customer or Potential Customer” is any person or entity who or which, at any time prior to the date my employment with the Company ends, (i) contracted for, was billed for, or received from the Company, or provided to the Company, any product, service or process; or (ii) was in contact with me concerning any product, service or process.

6. NON-COMPETE PROVISION. I agree that during the period of my employment and for the six (6)-month period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by the Company, I will not within the United States or any other geographic region in which the Company conducts its business, and in any capacity, whether individually or as an employee, consultant, director, officer, agent, advisor or otherwise for or on behalf

Serapha Bio, Inc.	40 10th Avenue, 7th Floor	New York, NY 10014

of any entity (a “Competing Organization”) engaged in any business activities that are competitive with the products or services offered or being provided by the Company or being developed by the Company or which the Company has definitive plans to develop. If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this Section 6 unenforceable, the other provisions of this Section 6 shall nevertheless stand, and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by law under the circumstances, and the parties hereto agree that such court shall reduce the time period and/or geographic scope to permissible duration or size. The foregoing restriction shall not apply to my ownership interest in any public company so long as (i) such interest is less than five percent (5%) of the outstanding interests of such company, (ii) such interest is held solely as a passive investment and (iii) I do not, directly or indirectly, have any management, board, observer, consulting, advisory, voting or other control or influence rights with respect to such company.

7. REASONABLENESS OF RESTRICTIONS.

7.1 I agree that I have read this entire Agreement and understand it. I agree that this Agreement does not prevent me from earning a living or pursuing my career. I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by the Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

7.2 In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, I and the Company agree that the court shall read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

8. NO CONFLICTING AGREEMENT OR OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

9. RETURN OF COMPANY PROPERTY. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement if requested to do so by the Company.

10. LEGAL AND EQUITABLE REMEDIES.

I agree that it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms. I agree that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to the Company and the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach or threatened breach of this Agreement.

Serapha Bio, Inc.	40 10th Avenue, 7th Floor	New York, NY 10014

11. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

12. PUBLICATION OF THIS AGREEMENT TO SUBSEQUENT EMPLOYERS OR BUSINESS ASSOCIATES OF EXECUTIVE.

12.1 If I am offered employment or the opportunity to enter into any business venture as owner, partner, consultant or other capacity while the restrictions described in Sections 5 and 6 of this Agreement are in effect I agree to inform my potential employer, partner, co-owner and/or others involved in managing the business with which I have an opportunity to be associated of my obligations under this Agreement and also agree to provide such person or persons with a copy of this Agreement.

12.2 I agree to inform the Company of all employment and business ventures which I enter into while the restrictions described in Sections 5 and 6 of this Agreement are in effect and I also authorize the Company to provide copies of this Agreement to my employer, partner, co-owner and/or others involved in managing the business with which I am employed or associated and to make such persons aware of my obligations under this Agreement.

13. GENERAL PROVISIONS.

13.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of New York as such laws are applied to agreements entered into and to be performed entirely within New York between New York residents. I hereby expressly consent to the personal jurisdiction and venue of the state and federal courts located in the State of New York for any lawsuit filed there against me by Company arising from or related to this Agreement.

13.2 Indemnification. You will be entitled to be indemnified by the Company against any claims brought against you arising from your employment with, or provision of services to, the Company or any of its subsidiaries or affiliates, and to have your defense expenses promptly advanced subject to a repayment obligation as required by law, to the maximum extent provided in the Company’s articles of incorporation, by-laws and applicable law (each in effect as of the date hereof or as may be subsequently amended to provide you with more favorable treatment), and to be covered by the Company’s directors and officers liability policy, in the same manner and to the same extent as other current and former officers and directors of the Company.

13.3 Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

13.4 Successors and Assigns. This Agreement is for my benefit and the benefit of the Company, its successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.

Serapha Bio, Inc.	40 10th Avenue, 7th Floor	New York, NY 10014

13.5 Survival. The provisions of this Agreement shall survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by the Company to any successor in interest or other assignee.

13.6 Employment At-Will. I agree and understand that nothing in my offer letter with the Company shall change my at-will employment status or confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause or advance notice, subject to the terms of this Agreement.

13.7 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

13.8 Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

13.9 Entire Agreement. The obligations pursuant to Sections 1 and 2 (except Subsection 2.7) of this Agreement shall apply to any time during which I am engaged by the Company as an employee or consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my provision of services to the Company.

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Serapha Bio, Inc.	40 10th Avenue, 7th Floor	New York, NY 10014

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

/s/ Shiva Fritsch
(Signature)
Name: Shiva Fritsch

ACCEPTED AND AGREED TO BY:

Serapha Bio, Inc.

By:	/s/ Kenneth Mills
Name: Kenneth Mills
Title: President and Chief Executive Officer

Serapha Bio, Inc.	40 10th Avenue, 7th Floor	New York, NY 10014

EXHIBIT A

PREVIOUS INVENTIONS

TO: Serapha Bio, Inc.

FROM: Shiva Fritsch

DATE: September 14, 2026

SUBJECT: Previous Inventions

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Serapha Bio, Inc., its subsidiaries, parents, affiliates, predecessors, successors and assigns (collectively, the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐ No inventions or improvements.

☐ See below:

☐ Additional sheets attached.

Serapha Bio, Inc.	40 10th Avenue, 7th Floor	New York, NY 10014

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

Invention or Improvement	Parties	Relationship

1.

2.

3.

☐ Additional sheets attached.

Serapha Bio, Inc.	40 10th Avenue, 7th Floor	New York, NY 10014